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                                                                     EXHIBIT 4.4

                          INDEMNITY SHARING AGREEMENT
                          ---------------------------


          Dated the 15th day of November, 1995.


AMONG:

          MPR TELTECH LTD., a corporation incorporated under the laws of Canada having an office at 8999 Nelson Way, Burnaby, British Columbia, V5A 4B5

          (hereinafter called "MPR")

AND:

          DIGITAL COURIER INTERNATIONAL LTD., a corporation incorporated under the laws of Canada having an office at 8618 Commerce Court, Burnaby, British Columbia, V5A 4N6

          (hereinafter called "DCI")

AND:

          CIBC WOOD GUNDY CAPITAL (SFC) INC., a corporation incorporated under the laws of Ontario having an office at BCE Place, P.O. Box 500, 161 Bay Street, Toronto, Ontario, M5J 2S8

          (hereinafter called "CWG")

AND:

          945 INVESTMENTS LIMITED, a corporation incorporated under the laws of British Columbia having an office at Suite 106 - 1008 Beach Avenue, Vancouver, British Columbia, V6E 1T7

          (hereinafter called "945")

AND:

          KWIKSTAR COMMUNICATIONS LTD., a corporation incorporated under the laws of Alberta having an office at Suite 106 - 1008 Beach Avenue, Vancouver, British Columbia, V6E 1T7

          (hereinafter called "Kwikstar")
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          WHEREAS MPR has entered into the Principal Agreements (as defined herein) with the other parties hereto relating to (i) the transfer of certain of its assets to DCI, (ii) the subscription by CWG and 945 for common shares in DCI, and (iii) the exchange of the shares in DCI owned by MPR for shares of Kwikstar;

          AND WHEREAS in the Principal Agreements MPR made certain representations and warranties and provided certain covenants to the other parties hereto;

          AND WHEREAS the parties wish to enter into this Agreement to provide for (i) the indemnification of DCI, CWG, 945 and Kwikstar in the event of Claims arising from the breach by MPR of the representations, warranties and covenants contained in the Principal Agreements, (ii) limits on the aggregate liability which MPR may have for such Claims, (iii) the allocation as between the parties of amounts received from MPR in connection with such Claims, and (iii) the manner in which such Claims are to be prosecuted;

          NOW THEREFORE in consideration of the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.        DEFINITIONS
          -----------

          In this Agreement, unless the context otherwise requires:

     (a) "Asset Transfer Agreement" means the agreement dated the 15th day of November, 1995 between MPR and DCI pursuant to which MPR transferred certain assets to DCI;

     (b) "Claim" means any claim, loss, cost, expense, liability, fine, penalty, interest, payment and/or damage directly or indirectly incurred by or asserted against any one or more of the Indemnitees relating to, arising out of, resulting from or in any way connected with any breach of, or any incorrectness in, any of the representations and warranties made by MPR to such Indemnitee or Indemnitees under the Principal Agreements or any other agreement or instrument executed or delivered pursuant to the Principal Agreements or any breach by MPR of any covenant made by MPR to such Indemnitee or Indemnitees under the Principal Agreements or any other agreement or instrument delivered pursuant to the Principal Agreement whether based in tort, contract or any other cause of action;

     (c) "Claimant" with respect to any Claim means those Indemnitees who are seeking indemnification from MPR for such Claim in accordance with the provisions of this Agreement;

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     (d)  "CWG Subscription Agreement" means the Subscription Agreements dated the 15th day of November, 1995 between CWG, 945 and MPR pursuant to which CWG subscribed for shares of DCI;

     (e) "945 Subscription Agreement" means the Subscription Agreements dated the 15th day of November, 1995 between CWG, 945 and MPR pursuant to which 945 subscribed for shares of DCI;

     (f) "Indemnitees" means DCI, CWG, 945 and Kwikstar and their respective directors, officers and employees and "Indemnitees" means any one of them;

     (g) "Kwikstar Agreement" means the Share Purchase Agreement dated the 15th day of November, 1995 between MPR and Kwikstar relating to the purchase of MPR's shares in Kwikstar in exchange for shares in Kwikstar;

     (h) "Principal Agreements" means the Asset Transfer Agreement, the CWG Subscription Agreement, the 945 Subscription Agreement, the Kwikstar Agreement and the Technology Transfer and Licensing Agreement;

     (i) "Subscription Agreements" means the CWG Subscription Agreement and the 945 Subscription Agreement;

     (j) "Technology Transfer and Licensing Agreement" means the agreement dated the 15th day of November, 1995 between MPR and DCI pursuant to which MPR transferred certain technology and other assets to DCI.

2.        INDEMNIFICATION
          ---------------

     (a) MPR agrees to indemnify and hold each of the Indemnitees harmless from and against any and all Claims provided that (i) the aggregate liability of MPR with respect to Claims made by all or any of the Indemnitees shall not exceed the amount of $6,600,000 plus any reasonable costs and expenses (including counsel and other professional fees) incurred by the Indemnitees in enforcing their rights against MPR with respect to such Claims.

     (b) MPR shall have no obligation to any Indemnitee in respect of any Claim notice of which is given to MPR more than three (3) years following the date hereof.

     (c) If an Indemnitee becomes aware of a Claim in respect of which indemnification is provided pursuant to this Section 2, such Indemnitee shall promptly give written notice of the Claim to MPR provided that only one notice is required in connection with each Claim regardless of the number of Indemnitees making such Claim. Such notice shall specify whether the Claim arises as a result of a claim

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          by a person against such Indemnitee (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available): (i) the factual basis for the Claim; and (ii) the amount of the Claim, if known. If, through the fault of the Indemnitee, MPR does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, MPR shall be entitled to set off against the amount claimed by the Indemnitee the amount of any losses incurred by MPR resulting from the Indemnitee's failure to give notice on a timely basis.

     (d) In the case of a Direct Claim, MPR shall have 30 days from receipt of notice of the Claim within which to make such investigation of the Claim as it considers necessary or desirable. For the purpose of such investigation, the Indemnitee shall make available to MPR the information relied upon by the Indemnitee to substantiate the Claim, together with all such other information as MPR may reasonably request. If both parties agree at or before the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, MPR shall immediately pay to the Indemnitee or Indemnitees, as the case may be, the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

     (e) In the case of a Third Party Claim, MPR shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, MPR shall reimburse the Indemnitees for all of the Indemnitee's out-of-pocket expenses as a result of such participation or assumption. If MPR elects to assume such control, the Indemnitee shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall not be paid by MPR unless MPR consents to the retention of such counsel or unless the named parties to any action or proceeding include both MPR and the Indemnitee and representation of both MPR and the Indemnitee by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If MPR, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnitee shall be entitled to assume such control and MPR shall be bound by the results obtained by the Indemnitee with respect to the Third Party Claim.

     (f) If MPR fails to assume control of the defence of any Third Party Claim, the Indemnitee or Indemnitees subject to such Third Party Claim shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not


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          MPR assumes control of the negotiation, settlement or defence of any
          Third Party Claim, MPR shall not settle any Third Party Claim without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of MPR shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

     (g) The amount of any Claim submitted or as damages or by way of indemnification shall bear interest from and including the date MPR is required to make payment in respect thereof at the prime rate of interest charged from time to time by Canadian Imperial Bank of Commerce plus two percent (2%) per annum calculated from and including such date to but excluding the date reimbursement of such Claim by MPR is made, and the amount of such interest shall be deemed to be part of such Claim.

     (h) MPR acknowledges that each of CWG and 945 have agreed to sell the shares in DCI beneficially owned by them to Kwikstar in exchange for shares of Kwikstar. MPR agrees that its obligations under section 2 hereof to indemnify CWG and 945 for breach of the representations and warranties and the covenants contained in the Subscription Agreements shall not be terminated by such sale and that a Claim by CWG and 945 may relate to a diminution in value of the Kwikstar shares owned by them.

3.        PRIORITY OF INDEMNIFICATION RIGHTS
          ----------------------------------

          In the event that one or more of the Indemnitees assert a Claim against MPR and as a result of the limit on MPR's aggregate liability as set forth in section 2 hereof, MPR is not obligated to pay an amount of money sufficient to satisfy all of such Claim then any amount paid by MPR on account of such Claim shall, unless the Indemnitees otherwise agree in writing, be paid in the following priority:

     (a)  if each of DCI, CWG, 945 and Kwikstar are Claimants, then:

          (i) firstly to CWG and 945 pro rata in the proportions of five (5) to one (1) until such time as the Claim made by one of CWG or 945 is satisfied;

          (ii)   secondly to satisfy any remaining Claim of CWG or 945; and

          (iii) thirdly to DCI and Kwikstar pro rata having regard to the amount of their respective Claims until such Claims are satisfied;

     (b) if one or both of DCI and Kwikstar and only one of CWG or 945 are Claimants, then:

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          (i)  firstly to satisfy the Claim of CWG or 945, as the case may be;
               and

          (ii) secondly to satisfy the Claim of DCI or Kwikstar if only one of them is a Claimant or, if both are Claimants, to DCI and Kwikstar pro rata having regard to the amount of their respective Claims until such Claims are satisfied;

     (c)  if only CWG and 945 are Claimants, then:

          (i) firstly to CWG and 945 pro rata in the proportions of five (5) to one (1) until such time as the Claim made by one of CWG or 945 is satisfied; and

          (ii) secondly to satisfy any remaining Claim of CWG or 945; and

     (d)  if only DCI and Kwikstar are Claimants, then:

          (i) to DCI and Kwikstar pro rata having regard to the amount of their respective Claims until such Claims are satisfied;

     (e)  if only one of DCI, CWG, 945 or Kwikstar is a Claimant, then:

          (i)  to satisfy the Claim of such Claimant.

4.        PURSUIT OF CLAIMS
          -----------------

          The parties hereto agree that:

     (a) it is intended that any Claim made or suit brought against MPR by any one or more of the Indemnitees in connection with any particular breach by MPR of the representations and warranties or covenants of MPR under the Principal Agreements shall be brought jointly by all of the Indemnitees who wish and are entitled to pursue such Claim. Any Indemnitee which proposes to make a Claim against MPR (the "Notifying Indemnitee") agrees that it will provide to each other Indemnitee a copy of the notice of Claim given to MPR under section 2 which notice shall specify the particular breach on which its Claim is based (the "Specified Breach"). Each of the other Indemnitees shall have 30 days following receipt of such notice to determine if it is entitled to and wishes to join with the Notifying Indemnitee in making such Claim against MPR in connection with the Specified Breach. If one or more of the other Indemnitees advise the Notifying Indemnitee within such 30 day period that it wishes to join in the making of such Claim, such Claim shall be made or any suit relating to such Claim brought jointly by the Notifying Indemnitee and such responding Indemnitees. If an Indemnitee does not advise the Notifying Indemnitee that it wishes to join in such

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          Claim it may not thereafter make a separate Claim against MPR in respect of the Specified Breach provided that nothing herein shall prevent such Indemnitee from subsequently being added as a party plaintiff to any suit which is brought by the Notifying Indemnitee in connection with such Claim; and

     (b) MPR agrees that it will not raise any objection to any Claim being brought jointly by one or more of the Indemnitees. If the court orders that any Claim must be brought separately by one or more of the Indemnitees, nothing in this Agreement will limit the right of DCI, CWG, 945 or Kwikstar to bringing separate suit with respect to such Claim.

5.        CONDUCT OF CLAIM
          ----------------

          The Indemnitees agree as between themselves that:

     (a) the costs of making any Claim against MPR shall be borne jointly by the Claimants provided that nothing herein shall in any way limit the liability of MPR under section 2 hereof for costs and expenses incurred by the Claimants in enforcing their rights against MPR; and

     (b) subject to section 2 hereof, the Claimants shall jointly decide on the appointment of counsel and the conduct of any proceedings for such Claim provided that in default of agreement such matter shall be submitted to binding arbitration before a single arbitrator in accordance with the provisions of the Commercial Arbitration Act (British Columbia).

6.        CLAIMS UNRELATED TO PRINCIPAL AGREEMENT
          ---------------------------------------

          Nothing in this Agreement in any way limits the liability of MPR for or limits the rights of any of CWG, 945, DCI or Kwikstar to make a claim or commence an action against MPR for any matter which is not based upon a breach of the representations and warranties or breach of the covenants contained in the Principal Agreements.

7.        GENERAL PROVISIONS
          ------------------

     (a) All notices, requests, demands or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given if hand delivered or sent by telecopy,


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          if to MPR, addressed to:

               MPR Teltech Ltd.
               8999 Nelson Way
               Burnaby, B.C.
               V5A 4B5

               Attention:  Ian Bardsley, Vice President,
                           Business Systems and Applications, and
                           Peter Inman, Vice-President and
                           Chief Financial Officer
               Facsimile:  (604) 293-6161


          and if to DCI, addressed to:

               Digital Courier International Inc.
               8618 Commerce Court
               Burnaby, BC
               V5A 4N6

               Attention:  Chief Executive Officer
               Facsimile:  (604) 473-5835


          if to CWG, addressed to:

               CIBC Wood Gundy Capital (SFC) Inc.
               BCE Place
               P.O. Box 500
               161 Bay Street
               Toronto, Ontario
               M5J 2S8

               Attention:  Sam Duboc
               Facsimile:  (416) 594-8037
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          if to 945, addressed to:

               945 Investments Limited
               Suite 106 - 1008 Beach Avenue
               Vancouver, BC
               V6E 1T7

               Attention:  The President
               Facsimile:  (604) 685-2533


          if to Kwikstar, addressed to:

               Kwikstar Communications Inc.
               Suite 106 - 1008 Beach Avenue
               Vancouver, BC
               V6E 1T7

               Attention:  The President
               Facsimile:  (604) 685-2533


          Any notice or other communications so given or made shall be conclusively deemed to have been given and received at the time of delivery, if delivered, and when transmitted if sent by telecopy during normal business hours on a business day or on the next business day following transmission, if sent by telecopy other than during normal business hours on a business day.

     (b)  Time shall be of the essence of this Agreement.

     (c) If any of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     (d) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding Agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

     (e) This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable
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